Exhibit 99.1

Papa John’s International Announces First Quarter 2022 Financial Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 5, 2022--Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the first quarter ended March 27, 2022.

First quarter 2022 highlights compared to first quarter of 2021

  Total company revenues increased 6.0% to $542.7 million; global system-wide restaurant sales of $1.3 billion, up 5.3% (excluding the impact of foreign currency)
  Comparable sales up 1.9% in North America and 0.8% Internationally, lapping prior year gains of 26.2% and 23.2%, respectively
  62 net unit openings driven by accelerating development activity and growing pipeline, especially Internationally
  Earnings per diluted share of $0.29; excluding Special items, non-GAAP adjusted diluted earnings per share of $0.95, up from $0.91 a year ago
  Fiscal 2022 restaurant growth outlook raised to 280 to 320 net new units; new multi-year outlook provided for global restaurant count to grow 6% to 8% annually for fiscal 2023 through 2025

“In the first quarter Papa Johns again delivered positive comparable sales growth in North America and international, as we lapped our biggest quarter in the company’s history a year ago,” said President & CEO Rob Lynch. “Incredible execution, winning innovation and our differentiated position underlie our sustained industry outperformance and prove the resilience of our team, franchisees and strategy during volatile and challenging business conditions. Our franchisees also continue to demonstrate their excitement about Papa Johns opportunity, as they ramp up their investments to grow our brand.”

Mr. Lynch continued, “Last quarter we maintained our development momentum with strong new restaurant openings and significantly expanded and strengthened our pipeline with major new deals. As a result, we are excited to raise our 2022 outlook for restaurant growth and to provide a new, multi-year development goal to open 1,400 to 1,800 net new Papa Johns restaurants worldwide by the end of 2025 – with vast development whitespace still remaining. With system-wide momentum, sustained comparable sales outperformance and accelerating unit growth, Papa Johns is well-positioned and executing, regardless of the short-term macroeconomic environment, to continue delivering on its long-term potential and growth goals.”

New Development Outlook

The Company announced that it has raised its outlook for fiscal 2022 net restaurant growth to 280 to 320 units, from 260 to 300 units previously, reflecting strong unit openings in the first quarter and expected further acceleration for remainder of year. In addition, based on its robust development pipeline and accelerating development activity, Papa Johns is now providing a new multi-year target of 6% to 8% annual net unit growth worldwide for fiscal 2023 through 2025.

Supporting its long-term outlook, during the first quarter Papa Johns announced major new and expanded development deals, including a historic agreement with FountainVest Partners to open over 1,350 new stores in China by 2040. The Company also announced the strategic refranchising of its majority-interest in a 90-restaurant joint venture, recording all related assets and liabilities as held for sale as of quarter-end, to existing franchisee Sun Holdings. This transaction provides significant operational scale to help accelerate Sun’s current 100-unit development agreement.

Financial Highlights

	Three Months Ended
In thousands, except per share amounts	Mar. 27, 2022	Mar. 28, 2021	Increase (Decrease)

Revenue	$542,692	$511,746	$30,946
Operating income	14,435	46,862	(32,427)
Adjusted operating income (a)	45,231	50,745	(5,514)
Net income	10,494	33,883	(23,389)
Diluted earnings per share	0.29	0.82	(0.53)
Adjusted diluted earnings per share (a)	0.95	0.91	0.04

(a) Adjusted operating income and adjusted diluted earnings per share are non-GAAP measures that exclude “Special items,” which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Global system-wide restaurant sales grew to $1.3 billion, up 5.3% (excluding the impact of foreign currency). Consolidated revenues of $542.7 million increased $30.9 million, or 6.0%, in the first quarter of 2022 compared to the prior year, primarily resulting from positive comparable sales growth and higher unit counts, as well as higher commissary revenues tied to higher commodity costs. Positive comparable sales were driven by continuing menu innovation, including the successful launch of New York Style crust in North America, and strategic pricing actions taken to partly offset higher food and commodity costs. Unit growth contributed more than half of global system-wide restaurant sales gains in the quarter.

Operating Results

Consolidated operating income of $14.4 million for the first quarter of 2022 decreased $32.4 million compared to the first quarter of 2021. Excluding certain Special items discussed in “Reconciliation of Non-GAAP Financial Measures” below, adjusted operating income was $45.2 million, down modestly from the prior year comparable period, primarily in the domestic company-owned restaurant segment, where long-term, strategic pricing actions mostly mitigated the impact of the accelerating inflationary environment and short-term commodity volatility experienced during the quarter.

Diluted earnings per share was $0.29 for the first quarter of 2022 representing a decrease of $0.53 over the first quarter of 2021. Excluding the impact of Special items in both periods, adjusted diluted earnings per share was $0.95 representing an increase of $0.04 over the first quarter of 2021.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three months ended March 27, 2022.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the first quarter ended March 27, 2022, compared to the first quarter ended March 28, 2021 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended
	Mar. 27, 2022	Mar. 28, 2021
Comparable sales growth (decline):
Domestic company-owned restaurants	(1.2%)	23.3%
North America franchised restaurants	2.8%	27.1%
North America restaurants	1.9%	26.2%
International restaurants (a)	0.8%	23.2%
Total comparable sales growth (a)	1.6%	25.4%

System-wide restaurant sales growth:
(excluding the impact of foreign currency)
Domestic company-owned restaurants	0.8%	22.2%
North America franchised restaurants	4.0%	27.0%
North America restaurants	3.3%	25.9%
International restaurants	11.6%	28.9%
Total global system-wide restaurant sales growth	5.3%	26.6%

(a) Comparable sales growth calculation excludes suspended restaurants for the third month of the quarter ended March 27, 2022.

Global Restaurant Unit Data

As of March 27, 2022, there were 5,524 Papa Johns restaurants operating in 49 countries and territories, as follows:

	Domestic Company-owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 26, 2021	600	2,739	3,339	2,311	5,650
Opened	7	15	22	55	77
Closed	-	(7)	(7)	(8)	(15)
Suspended (a)	-	-	-	(188)	(188)
Acquired	1	-	1	-	1
Sold	-	(1)	(1)	-	(1)
Ending - March 27, 2022	608	2,746	3,354	2,170	5,524
Net unit growth (b)	8	7	15	47	62
Trailing four quarters net store growth (b)	19	37	56	188	244

(a) Represents all franchised restaurants located in Russia, for which the Company has suspended corporate support.
(b) Excludes suspended restaurants.

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders, was $15.2 million, compared to $52.7 million in the prior year period. The year over year change primarily reflects lower cash flow from operating activities as a result of unfavorable working capital changes, primarily due to timing of interest payments and franchise royalties.

	First Quarter
	Mar. 27,	Mar. 28,
	2022	2021

Net cash provided by operating activities	$25,394	$63,217
Purchases of property and equipment	(10,233)	(7,076)
Dividends paid to preferred shareholders	-	(3,412)
Free cash flow	$15,161	$52,729

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

Cash Dividend and Share Repurchases

The company paid cash dividends of $12.6 million ($0.35 per common share) in the first quarter of 2022. On April 26, 2022, our Board of Directors declared a second quarter dividend of $0.35 per common share, which will be paid on May 27, 2022 to stockholders of record as of the close of business on May 16, 2022. The declaration and payment of any future dividends will be at the discretion of our Board of Directors.

As previously announced, in October 2021, our Board of Directors approved a new share repurchase program with an indefinite duration for up to $425.0 million of the company’s common stock. In the first quarter of 2022, a total of approximately 301,000 shares with an aggregate cost of $32.7 million and an average price of $108.76 per share were repurchased under these programs. Subsequent to the first quarter, we acquired an additional 223,000 shares at an aggregate cost of $23.0 million. Approximately $369.1 million remained available under the Company’s share repurchase program as of April 29, 2022.

The timing and volume of share repurchases under the new share repurchase program may be executed at the discretion of management on an opportunistic basis, subject to market and business conditions, regulatory requirements and other factors, or pursuant to trading plans or other arrangements. Repurchases under the new program may be made through open market, block, and privately negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate. Repurchases under the company’s share repurchase program may be commenced or suspended from time to time at the company’s discretion without prior notice.

Conference Call

A conference call is scheduled for May 5, 2022 at 8:00 a.m. Eastern Time to review the company’s first quarter 2022 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s web. The Conference ID is 9450928.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the coronavirus pandemic and the related restrictions, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, labor shortages, inflation, royalty relief, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: our ability to manage difficulties and opportunities associated with or related to the coronavirus pandemic, including governmental restrictions, changes in consumer demand or behavior, vaccine mandates and changing governmental programs and regulations relating to the pandemic; labor shortages at company and/or franchised stores and our quality control centers; increases in labor costs, food costs or sustained higher other operating costs, including as a result of supply chain disruption and inflation; the potential for delayed new store openings, both domestically and internationally; the increased risk of phishing, ransomware and other cyber-attacks; and risks to the global economy and our business related to the conflict in Ukraine. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 as updated by those included in our Quarterly Report on Form 10-Q for the quarter ended March 27, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Supplemental Information and Financial Statements

Definition

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. “Global system-wide restaurant sales” represents total restaurant sales for all company-owned and franchised stores open during the comparable periods, and “Global system-wide restaurant sales growth” represents the change in such sales year-over-year. We believe North America, international and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

	Three Months Ended
	Mar. 27,	Mar. 28,
(In thousands, except per share amounts)	2022	2021

GAAP operating income	$14,435	$46,862
Refranchising and impairment loss (1)	25,796	-
Legal settlement (2)	5,000	-
Strategic corporate reorganization costs (3)	-	3,883
Adjusted operating income	$45,231	$50,745

GAAP net income attributable to common shareholders	$10,434	$27,113
Refranchising and impairment loss (1)	25,796	-
Legal settlement (2)	5,000	-
Strategic corporate reorganization costs (3)	-	3,883
Tax effect of Non-GAAP adjustment on special charges (4)	(6,929)	(874)
Adjusted net income attributable to common shareholders	$34,301	$30,122

GAAP diluted earnings per common share	$0.29	$0.82
Refranchising and impairment loss (1)	0.71	-
Legal settlement (2)	0.14	-
Strategic corporate reorganization costs (3)	-	0.12
Tax effect of Non-GAAP adjustment on special charges (4)	(0.19)	(0.03)
Adjusted diluted earnings per common share	$0.95	$0.91

(Note) The above table does not include the impact of allocation of undistributed earnings to participating securities for Special items.

(1) Includes on a pre-tax basis (a) a one-time, non-cash charge of $8.4 million ($0.23 loss per diluted share) associated with the refranchising of the Company’s controlling interests in a 90-restaurant joint venture, recorded as Refranchising and impairment loss; and (b) $17.4 million ($0.48 loss per diluted share) in one-time, non-cash expense related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million.
(2) Represents an accrual for a legal settlement, recorded in General and administrative expenses.
(3) Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia.
(4) The tax effect for Special items included in the Reconciliation of Non-GAAP Financial Measures was calculated by applying the marginal tax rate of 22.5% for the three months ended March 27, 2022 and March 28, 2021.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 27,	December 26,
	2022	2021
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$80,669	$70,610
Accounts receivable, net	81,229	81,370
Notes receivable, current portion	9,108	12,352
Income tax receivable	10,537	9,386
Inventories	38,992	34,981
Prepaid expenses and other current assets	46,461	46,310
Assets held for sale	19,273	-
Total current assets	286,269	255,009

Property and equipment, net	216,253	223,856
Finance lease right-of-use assets, net	20,159	20,907
Operating lease right-of-use assets	177,767	176,256
Notes receivable, less current portion, net	22,634	35,504
Goodwill	71,593	80,632
Deferred income taxes	6,535	5,156
Other assets	84,416	88,384
Total assets	$885,626	$885,704

Liabilities, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$35,434	$28,092
Income and other taxes payable	27,973	19,996
Accrued expenses and other current liabilities	156,203	190,116
Current deferred revenue	19,649	21,700
Current finance lease liabilities	5,190	4,977
Current operating lease liabilities	20,938	22,543
Liabilities held for sale	13,247	-
Total current liabilities	278,634	287,424

Deferred revenue	12,381	13,846
Long-term finance lease liabilities	15,696	16,580
Long-term operating lease liabilities	164,738	160,672
Long-term debt, less current portion, net	528,088	480,730
Deferred income taxes	-	258
Other long-term liabilities	89,210	93,154
Total liabilities	1,088,747	1,052,664

Redeemable noncontrolling interests	5,323	5,498

Total Stockholders' deficit	(208,444)	(172,458)
Total liabilities, Redeemable noncontrolling interests and Stockholders' deficit	$885,626	$885,704

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 27, 2022	March 28, 2021
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$198,765	$197,234
North America franchise royalties and fees	34,268	32,715
North America commissary revenues	209,679	184,878
International revenues	34,617	34,607
Other revenues	65,363	62,312
Total revenues	542,692	511,746

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	161,661	155,888
North America commissary expenses	197,090	170,684
International expenses	19,914	19,618
Other expenses	60,555	55,807
General and administrative expenses	65,937	50,011
Depreciation and amortization	11,940	12,876
Total costs and expenses	517,097	464,884
Refranchising and impairment loss	(11,160)	-
Operating income	14,435	46,862
Net interest expense	(4,264)	(3,647)
Income before income taxes	10,171	43,215
Income tax (benefit) expense	(1,256)	7,932
Net income before attribution to noncontrolling interests	11,427	35,283
Net income attributable to noncontrolling interests	(933)	(1,400)
Net income attributable to the company	$10,494	$33,883

Calculation of net income for earnings per share:
Net income attributable to the company	$10,494	$33,883
Dividends paid to participating securities	(60)	(3,527)
Net income attributable to participating securities	-	(3,243)
Net income attributable to common shareholders	$10,434	$27,113

Basic earnings per common share	$0.29	$0.83
Diluted earnings per common share	$0.29	$0.82

Basic weighted average common shares outstanding	35,927	32,756
Diluted weighted average common shares outstanding	36,236	33,090

Dividends declared per common share	$0.350	$0.225

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 27, 2022	March 28, 2021
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$11,427	$35,283
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for allowance for credit losses on accounts and notes receivable	15,167	(1,098)
Depreciation and amortization	11,940	12,876
Refranchising and impairment loss	11,160
Deferred income taxes	(1,817)	2,586
Stock-based compensation expense	4,176	4,113
Other	(2,135)	325
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,503)	13,349
Income tax receivable	(1,151)	566
Inventories	(4,731)	2,721
Prepaid expenses and other current assets	77	711
Other assets and liabilities	(654)	(7,901)
Accounts payable	7,359	(5,350)
Income and other taxes payable	8,013	15,045
Accrued expenses and other current liabilities	(29,469)	(9,736)
Deferred revenue	(1,465)	(273)
Net cash provided by operating activities	25,394	63,217

Investing activities
Purchases of property and equipment	(10,233)	(7,076)
Notes issued	(272)	(3,417)
Repayments of notes issued	3,432	4,864
Acquisitions, net of cash acquired	(1,250)	(699)
Other	8	29
Net cash used in investing activities	(8,315)	(6,299)

Financing activities
Net proceeds of revolving credit facilities	47,000	5,000
Proceeds from exercise of stock options	741	2,298
Acquisition of Company common stock	(32,709)	(1,267)
Dividends paid to common stockholders	(12,608)	(7,404)
Dividends paid to preferred stockholders	—	(3,412)
Tax payments for equity award issuances	(7,461)	(3,834)
Distributions to noncontrolling interests	(685)	(1,705)
Repayments of term loan	—	(5,000)
Other	(1,065)	(756)
Net cash used in financing activities	(6,787)	(16,080)

Effect of exchange rate changes on cash and cash equivalents	(233)	230
Change in cash and cash equivalents	10,059	41,068
Cash and cash equivalents at beginning of period	70,610	130,204

Cash and cash equivalents at end of period	$80,669	$171,272

Contacts

Papa Johns Investor Relations
investor_relations@papajohns.com